EXHIBIT 10.106

PEREGRINE PHARMACEUTICALS, INC.
PERFORMANCE SHARE AWARD AGREEMENT/
STOCK BONUS PLAN

Peregrine Pharmaceuticals, Inc., a Delaware corporation (“Peregrine” or the “Company”), hereby awards to [NAME] (the “Grantee”), a participant in the Peregrine Stock Bonus Plan (the “Bonus Plan”), as it may be amended, a Performance Share Award (the “Award”) for the number of shares of Common Stock of the Company (“Stock”) as set forth in Section 1 and subject to adjustments as provided in Sections 4 and Section 5 below. The Award is made effective as of the 13th day of February, 2006. The Award is under the Company’s 2005 Stock Incentive Plan (“Incentive Plan”), and any shares of Stock earned and to be issued pursuant hereto shall be issued from and in accordance with the Incentive Plan.

1. Award. Grantee is hereby granted a Performance Share Award (the “Award”), which Award represents the right to earn and receive up to [SHARES] shares of Stock, subject to adjustment as provided in Sections 4 and 5 and the terms and conditions set forth in this Agreement.

2. Performance Goals. The Company will issue shares of Stock to Grantee under this Agreement upon the Company’s attainment of certain predetermined milestones (each a “Milestone”) as set forth on an exhibit to the Stock Bonus Plan Summary, a copy of which is attached hereto as Exhibit A. The specific date that the Grantee will be deemed to have earned the shares of Stock with respect to a Milestone is described in the Stock Bonus Summary.

3. Form and Timing of Delivery of Certificate. Any Stock that Grantee shall have earned and become entitled to receive upon the attainment of any such Milestone shall be issued in accordance with the schedule on, and in the manner described in, the Stock Bonus Summary.

4. Termination of Employment.  Upon the termination of the Grantee’s employment with the Company for any reason, Grantee shall be entitled to receive only those shares of Stock earned with respect to Milestones attained prior to the date of such termination but not yet issued in accordance with Exhibit A.

5. Adjustments. Neither the existence of the Bonus Plan nor this Award shall affect, in any way, the right or power of the Company to make or authorize: any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business; or any merger or consolidation of the Company; or the dissolution or liquidation of the Company; or any sale or transfer of all or any part of its assets or business; or any corporate act or proceeding, whether of a similar character or otherwise; all of which, and the resulting adjustments in, or impact on, the Award are more fully defined in the Incentive Plan.

6. Withholding and Deductions.

(a) Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Award, regardless of any action the Company or any subsidiary takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant of the Award or the subsequent issuance or sale of Stock subject to the Award. The Company and its subsidiaries do not commit and are under no obligation to structure the Award to reduce or eliminate Grantee’s tax liability.

(b) Prior to any event in connection with the Award (e.g., issuance) that the Company determines may result in any tax withholding obligation, whether United States federal, state, local or non-U.S., including any employment tax obligation (the “Tax Withholding Obligation”), Grantee must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. Unless Grantee determines to satisfy the Tax Withholding Obligation by some other means in accordance with subsection (c) below, Grantee’s acceptance of this Award constitutes the Grantee’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on the Grantee’s behalf a whole number of shares of Stock from those shares issuable to the Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum applicable Tax Withholding Obligation. Such shares of Stock will be sold on the day such Tax Withholding Obligation arises (e.g., an issuance date) or as soon thereafter as practicable. Grantee will be responsible for all broker’s fees and other costs of sale, and Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed Grantee’s minimum Tax Withholding Obligation, the Company agrees to pay such excess in cash to Grantee. Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Grantee’s minimum Tax Withholding Obligation. Accordingly, Grantee agrees to pay to Company or any subsidiary as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of Shares described above.

(c) At any time no later than the date immediately prior to the date the Company issues shares of Stock, Grantee may elect to satisfy the Grantee’s Tax Withholding Obligation with respect to such shares of Stock by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Company.

7. Compliance with Exchange Act. If the Grantee is subject to Section 16 of the Securities Exchange Act of 1934, as amended, the shares of Stock granted pursuant to this Award is intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act.

8. Non-Assignability. The Award and Grantee’s rights under this Agreement shall not be transferable other than by will or by the laws of descent and distribution. The Performance Share Award is otherwise non-assignable. The terms hereof shall be binding on the executors, administrators, heirs and successors of the Grantee.

9. Voting Rights. The Grantee will have no voting rights with respect to shares of Stock subject to the Performance Share Award not earned and issued to Grantee.

10. Tax Issues. Pursuant to Section 83 of the Internal Revenue Code of 1986 the value of the shares of Stock received by Grantee will be taxed as ordinary income as of the date of receipt by the Grantee.

11. Employment Agreement. Notwithstanding anything to the contrary contained in this Agreement, (a) neither the Bonus Plan, Incentive Plan nor this Agreement is intended to create an express or implied contract of employment for a specified term between the Grantee and the Company and (b) unless otherwise expressed or provided, in writing, by an authorized officer, the employment relationship between the Grantee and the Company shall be defined as “employment at will” wherein either party, without prior notice, may terminate the relationship with or without cause.

12. Regulatory Approvals and Listing. The Company shall not be required to issue any certificate for shares of Stock upon the attainment of any Milestone as set forth in this Agreement prior to satisfying any regulatory approval, registration, qualification or other requirements of the Securities and Exchange Commission, the Internal Revenue Service or any other governmental agency which the Committee, in its sole discretion, shall determine to be necessary or advisable.

13. Administration. This Agreement shall at all times be subject to the terms and conditions of the Bonus Plan and the Incentive Plan, and each Plan shall in all respects be administered by the Compensation Committee in accordance with the terms of and as provided in the Incentive Plan. The Compensation Committee shall have the sole and complete discretion with respect to the interpretation of this Agreement and the Bonus Plan, and all matters reserved to it by the Plan. The decisions of the majority of the Compensation Committee with respect thereto and to this Agreement shall be final and binding upon Grantee and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Incentive Plan, the provisions of the Incentive Plan shall control.

14. Waiver and Modification. The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing signed by the Company.

15. Validity and Construction. The validity and construction of this Award shall be governed by the laws of the State of California.

TO THE EXTENT THIS AGREEMENT IS SILENT ON AN ISSUE OR THERE IS A CONFLICT BETWEEN THE INCENTIVE PLAN AND THIS AGREEMENT, THE PLAN PROVISIONS SHALL CONTROL.

IN WITNESS WHEREOF, the Company has caused this Performance Share Award Agreement to be executed, effective as of February 13th, 2006.

PEREGRINE PHARMACEUTICALS, INC.

By   ________________________________
Paul Lytle, Chief Financial Officer

________________________________
Grantee

Exhibit A

PEREGRINE PHARMACEUTICALS, INC.
STOCK BONUS PLAN SUMMARY

1.	Approval Date. This Stock Bonus Plan (the “Plan”) has been approved by the Company’s Compensation Committee of the Board on February 13 , 2006.

2.	Max. No. of Shares. Up to 1,737,166 shares of Peregrine’s common stock may be earned by all Grantees upon the attainment of milestones set forth in the below Milestone Table.

3.	Plan. The shares shall be reserved for issuance under the Company’s 2005 Stock Incentive Plan.

4.	Date of Stock Issuance For Milestones Achieved.

Milestone Timeframe	Shares Issuance Period
For all milestones achieved and bonuses “earned” before March 31, 2006	During April 2006
For all milestones achieved and bonuses “earned” between April 1, 2006 and June 30, 2006	During July 2006
For all milestones achieved and bonuses “earned” between July 1, 2006 and September 30, 2006	During October 2006
For all milestones achieved and bonuses “earned” between October 1, 2006 and December 31, 2006	During January 2007
For all milestones achieved and bonuses “earned” between January 1, 2007 and April 1, 2007	During April 2007

For purposes of financial statement purposes, a bonus will be deemed “earned”, and the recipient’s right to receive the bonus shall accrue, as follows:

If the milestone is achieved by the Bonus Target Date, and the milestone triggers a press release, then the bonus shall be earned on the date the press release is publicly disseminated.

If the milestone is achieved by the Bonus Target Date, and the milestone has not triggered the dissemination of a press release within ten (10) trading days following the date the milestone is achieved, then the bonus shall be earned on the date that is the tenth trading day following the date the milestone is achieved.

5.
Black-Out Periods. In the event the planned date of issuance of shares occurs on a black-out day in which no shares could be sold in the open market to cover the estimated income taxes, the Company will then postpone the issuance of shares until 3 trading days following the date of the material non-public information is disclosed in a press release or Form 8-K. The Company shall not be liable for any decrease the trading price of its Stock during a black-out period that postpones the issuance of any shares.

6.	Form 4 Reporting. Steve King, Paul Lytle and David King will report the receipt of the shares within two (2) days of the date that they are earned pursuant to paragraph 4 above.

7.
Plan Provisions to Prevail. In the event that there is any inconsistency between the provisions of this Stock Bonus Plan and of the 2005 Stock Incentive Plan, the provisions of the 2005 Stock Incentive Plan shall govern.

8.
Tax Withholding Obligation and Tax Advice Allowance. Because the receipt of shares of Stock is taxable to the recipient as ordinary income (i.e., compensation) on the date of receipt, the Company has an obligation to withhold all payroll taxes due with respect to the receipt of the shares of Stock and to remit such taxes at the end of the applicable pay period. In order to facilitate the collection of withholding taxes, each participant must have established a brokerage account with RBC Dain Rauscher (“RBC”). Further, by your participation in the Plan (and by your execution of the Performance Share Award Agreement (the “Award Agreement”), you agree and consent to the Company’s standing instruction to RBC to immediately sell, following receipt thereof, enough shares of Stock to cover the required statutory bonus withholdings which are at the following rates:

a.	Federal - 25%
b.	California - 9.3%
c.	Social Security (FICA) - 6.2%
d.	Medicare - 1.45%

The above equate to a total withholding rate of 41.95%. Please refer to the Award Agreement for further discussion of the tax withholding process.

Each plan participant shall receive an allowance of up to $500 to determine federal and state tax withholding obligations and estimated tax payments to be made from the issuance of common stock. Participants shall be reimbursed upon the submission of an expense report and related invoice.

9.
Fair Market Value of Income. Participants shall be taxed at the fair market value of the stock on the date the shares are physically received by the employee or consultant. Fair market value shall be determined to be the closing stock price of the Company’s common stock on the date of receipt by RBC.

Milestone Table

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** Information omitted pursuant to a request of confidentiality filed separately with the Securities and Exchange Commission.